Exhibit 10.29

Execution

This Loan and Security Agreement (“Agreement”), dated as of November 30, 2023 (the “Closing Date”), is entered into by Borrowers and other Loan Parties whose names appear on the Loan Chart below and SG Credit Partners, Inc., a Delaware corporation (“Lender”).

The following chart (“Loan Chart”) sets forth certain of the loan and repayment terms under this Agreement:

LOAN PARTIES	NAME OF BORROWERS	AudioEye, Inc., a Delaware corporation (“AudioEye”) Springtime, Inc., a Delaware corporation (“Springtime”)
	ADDRESSES	5210 E. Williams Cir, Ste 750, Tucson, AZ 85711

LOAN DETAILS	LOAN AMOUNT	$7,000,000
	COMMITMENT FEE	$105,000
	NET DISBURSEMENT AMOUNT ON THE CLOSING DATE	$6,895,000 minus reasonable, out-of-pocket and documented attorney’s fees and other costs, fees and expenses of Lender in connection with the documentation and closing of the Loan.
	CASH INTEREST RATE	6.25% per annum in excess of the Base Rate

PAYMENT SCHEDULE	START DATE FOR PAYMENTS	December 1, 2023
	PAYMENT FREQUENCY	Monthly on the first Business Day of each month
	TERM	36 months
PAYMENT SCHEDULE

(a) The first thirty-six (36) payments shall consist of accrued interest on the Loan only, and (b) all principal and other outstanding Obligations hereunder shall be due and payable on the Maturity Date.

	MATURITY DATE	The date that is 36 months following the Closing Date.

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RECITALS

WHEREAS, Borrowers desire to obtain a loan of money from Lender in the amount set forth in the above Loan Chart (the “Loan Chart”) and Lender is willing to make the Loan, but only on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrowers hereby agree as follows:

1.LOAN

1.1Loan.  Lender agrees, subject to the terms, covenants and conditions of this Agreement, to make a term loan (the “Loan”) to Borrowers equal to the Loan Amount set forth in the Loan Chart.  On the Closing Date, subject to the satisfaction of the conditions to borrowing set forth on Addendum 3 hereto, Lender will make the Loan hereunder in the sum designated in the Loan Chart as the “Loan Amount.”  Lender shall make the Loan by funding the Net Disbursement Amount specified in the Loan Chart per written disbursement instructions between Borrowers and Lender prior to closing and retaining the Commitment Fee shown on the Loan Chart for its own Account.

1.2Funding.  Subject to the terms and conditions of this Agreement, the Loan shall be funded on the date of this Agreement.

2.PAYMENT TERMS

2.1Repayment.  Each Borrower shall repay the Loan by paying the outstanding principal amount of such Loan, together with all other outstanding Obligations, including, accrued and unpaid interest, all in accordance with the Loan Chart and subject to the additional terms set forth in this Agreement.

2.2Voluntary Prepayment.

(a)Borrowers shall be entitled to prepay all (and not less than all) of the outstanding Obligations without discount, at any time either before or after an Event of Default.  Each such prepayment shall be subject to the Prepayment Fee (including the Make-Whole Amount component thereof, as applicable prior to the Make-Whole Date) in the amount specified Section 2.2(b) below.

(b)In the event that for any reason (including without limitation as a result of any voluntary prepayment of the Loan, any acceleration of the Loan resulting from an Event of Default, any foreclosure and sale of Collateral, or any sale of Collateral in any bankruptcy or insolvency proceeding), any principal amount of the Loan(s) is prepaid prior to the Maturity Date due hereunder, then, in addition to the amount of the Subject Principal Payment and all unpaid accrued interest and other amounts due thereon, Each Borrower immediately shall be required to jointly and severally pay to the Lender a prepayment fee (the “Prepayment Fee”) (as liquidated damages and compensation for the cost of the Lender making the Loans) in an amount equal to the amount set forth in the Fee Letter based on the applicable date of such prepayment.

(c)Each Borrower acknowledges and agrees that (x) the provisions of this Section 2.2(b) shall remain in full force and effect notwithstanding any rescission by Lender of an acceleration with respect to all or any portion of the Obligations pursuant to Section 8.1 or otherwise, (y) payment of any Prepayment Fee under this paragraph constitutes liquidated damages and not a penalty and (z) the actual amount of damages to Lender or profits lost by Lender as a result of such early payment or termination would be impracticable and extremely difficult to ascertain, and the Prepayment Fee under this Section 2.2(b) is provided by mutual agreement of the Borrowers and Lender as a reasonable estimation and calculation of such lost profits or damages of the Borrowers and Lender.  All such prepayments shall be applied to the outstanding payments set forth on the Payment Schedule in the Loan Chart in the inverse order of maturities thereof.

2.3Interest and Fees.

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(a)Interest Rate.  Each Borrower shall, jointly and severally, pay accrued interest (“Cash Interest”) on the outstanding principal amount of each Loan at the Cash Interest Rate set forth in the Loan Chart.

(b)Default Rate (before and after the Maturity Date).  Following the occurrence and during the continuance of an Event of Default, an additional interest charge of three percent (3%) per annum on the then outstanding Obligations shall be immediately due and owing.

(c)Fees. Borrowers shall jointly and severally pay Lender the fees set forth in the Fee Letter on the dates set forth therein, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Lender under this Agreement or under any other Loan Document, and, in each case are not refundable once paid.

(d)Computations.  All computations of interest shall be calculated on the basis of a year of 360 days for the actual days elapsed.

2.4Borrowers’ Obligation to Pay Is Not Conditional on Amount of Funds in Borrowers’ Designated Account.  Borrowers’ obligation to repay the Obligations are not dependent upon whether or not there are sufficient funds in Borrowers’ Designated Account, nor are Borrowers’ obligations to pay excused if Borrowers receive insufficient income to make any payment required under this Agreement.  If, for any reason, there are insufficient funds in Borrowers’ Designated Account or insufficient income to cover any payment due under this Agreement, or if for any reason Lender is unable to collect on an ACH request to Borrowers’ Designated Account, each Borrower agrees to immediately make said payment by regular check, cashier’s check, money order or by wire transfer as instructed by Lender.  Borrower understands that payments made by any method other than that contemplated by the ACH Authorization may result in a delay in Lender’s receipt of such payment and that Borrowers may incur a Late Fee if the payment is received late.

2.5Protective Advances.  Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender hereby is authorized by Borrowers, from time to time in Lender’s sole discretion, but only after the occurrence and during the continuance of an Event of Default, to make advances to, or for the benefit of, Borrowers on behalf of Lender that Lender, in its sole discretion deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof (any of the advances described in this Section 2.5 shall be referred to as “Protective Advances”).  Each Protective Advance shall be deemed to be an additional Loan hereunder.  The Protective Advances shall be repayable on demand, secured by the Collateral, and constitute Obligations hereunder.  The provisions of this Section 2.5 are for the exclusive benefit of Lender and are not intended to benefit Borrowers in any way.

3.SECURITY INTEREST IN COLLATERAL

3.1Grant of Security Interest.  As security for the payment of the Loan, and all other Obligations, now existing or hereafter created, whether under the Loan Documents or otherwise, including the Guaranty, each Borrower and each Guarantor hereby unconditionally grants, assigns, and pledges to Lender a continuing security interest and Lien (the “Security Interest”) in all personal property, tangible or intangible, of Borrowers or such Guarantor, as applicable, whether now owned or hereafter acquired or arising and wherever located, including each Borrower’s and each Guarantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located: all accounts, all chattel paper, all commercial tort claims, all deposit accounts (including, without limitation, Borrowers’ Designated Account), all documents, all general intangibles (including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which any Borrower or any Guarantor possesses, uses or has authority to possess or use property of others or others possess, use or have authority to possess or use property); all goods (including all equipment, fixtures and inventory), all investment property, securities and all other investment property; supporting obligations; any other contract rights or rights to the payment of money; insurance claims and proceeds; commercial tort claims; all money, all negotiable collateral, all instruments, all books and records, and all supporting obligations and proceeds arising from or relating to any of the foregoing (collectively, the “Collateral”). Notwithstanding anything to the contrary herein, Collateral shall not include any Excluded Assets.

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3.2Collateral Access Agreement.

(a)In the event that any Collateral is in the possession of one or more third Persons, or is located on any leased premises, the applicable Loan Party shall, upon Lender’s request for locations where the book value of such Collateral exceeds $250,000, use commercially reasonably efforts to promptly obtain a duly executed Collateral Access Agreement with respect to such location or premises.

(b)Cloud Based Storage.  Upon the Lender’s written request after the occurrence, and during the continuance of an Event of Default, except for access to personally identifiable information of the applicable Loan Party’s customers or clients, and except to the extent prohibited by applicable law and/or governmental rules and regulations, the Loan Party shall promptly (but in no event later than five (5) Business Days) use commercially reasonable efforts to deliver to Lender fully-executed agreements, in form and substance reasonably satisfactory to the Lender, between such Loan Party, Lender and such Loan Party’s vendors that provide off-site data storage, network hosting or management, shared application services or other “cloud-based” services to such Loan Party, which shall provide Lender with such access to such Loan Party’s billing and accounts receivable records as Lender deems reasonably necessary or helpful in connection with Lender’s audit and inspection rights under the Loan Documents and the collection or realization of or on the Collateral.

3.3Control Agreements.  Within 60 days after the Closing Date, Loan Parties shall use best efforts to deliver to Lender a duly executed control agreement in form and substance reasonably satisfactory to Lender with respect to all deposit accounts, other than with respect to any Excluded Accounts.  After the Closing Date, promptly upon Lender’s reasonable request from time to time, the Loan Parties shall deliver to Lender a duly executed control agreement in form and substance reasonably satisfactory to Lender with respect to all brokerage accounts, electronic chattel paper, investment property and letter of credit rights; provided, however, that on and after the date that is 60 days after the Closing Date, to the extent that there is more than $3,000,000 in the aggregate held in any deposit account, securities account or other account of any Loan Party in which Lender has executed control agreements as of such date, the Loan Parties may have securities, brokerage or money market accounts without a control agreement.

3.4Commercial Tort Claims.  Each Corporate Loan Party shall promptly notify Lender of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of damages, copies of any complaint or demand letter submitted by such Corporate Loan Party, and such other information as Lender may request, and in connection therewith, at Lender’s reasonable request, the applicable Corporate Loan Party and Lender shall enter into an amendment to this Agreement granting a security interest to Lender in each such commercial tort claim to secure the Obligations.

3.5Additional Documents.  Each Loan Party shall execute from time to time, upon the request of Lender, such other agreements, instruments and documents as Lender may reasonably require to perfect or continue the Security Interest in the Collateral, or such other assets or property of such Loan Party as Lender may require.

3.6Lender Appointed Attorney-In-Fact.  Each Loan Party hereby irrevocably appoints Lender as such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party following the occurrence of an Event of Default which is continuing, so as to permit Lender to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including but not limited to continuing perfection of Lender’s Security Interest.  Each Loan Party agrees that neither Lender, nor any of its designees or attorneys-in-fact, will be liable for any act of commission or omission, or for any error of judgment or mistake of fact or law with respect to the exercise of the power of attorney granted under this Section 3.6, other than as a result of its or their gross negligence or willful misconduct.  THE POWER OF ATTORNEY GRANTED UNDER THIS SECTION 3.6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL ALL OF THE OBLIGATIONS HAVE BEEN PAID IN FULL IN CASH, THIS AGREEMENT TERMINATED, AND ALL OF LOAN PARTIES’ DUTIES HEREUNDER AND THEREUNDER AND UNDER THE LOAN DOCUMENTS HAVE BEEN DISCHARGED IN FULL.

3.7Consent.  Each Borrower and each Guarantor consents to Lender taking any and all steps that Lender deems necessary to ensure that Lender has obtained a valid and perfected Security Interest in the Collateral.  Accordingly, each Borrower and each Guarantor consents to having and hereby authorizes Lender to

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file any Liens, financing statements, or any other documentation, as required by the UCC or any other laws, rules, or regulations in order to establish Lender’s Security Interest in the Collateral of any Loan Party as Lender may require, and/or perfect Lender’s Security Interest in the Collateral of any Loan Party as Lender may require.  Each Borrower and each Guarantor also hereby ratifies their authorization for Lender to have filed in any filing office any financing statements prior to the date hereof.

4.REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Loan, each Loan Party makes the following representations and warranties to Lender, each of which shall be deemed made as of the effective date of this Agreement:

4.1Legal Status.  Each Corporate Loan Party, if a corporation, limited liability company, partnership, trust, or other legal entity, (i) has been duly organized and is validly existing under the laws of its jurisdiction of organization and (ii) is qualified to transact business, and has made all filings and is in good standing, in every jurisdiction in which the nature of its business or assets requires such qualification except where failure to be so qualified would not have a Material Adverse Effect.  Each Corporate Loan Party has all requisite power and authority to own its properties and conduct its business as presently conducted and as proposed to be conducted and to execute and deliver, and to perform its Obligations under, the Loan Documents.

4.2Legal Name; State of Organization; Location of Chief Executive Office and Collateral.  Each Corporate Loan Party’s exact legal name and state of incorporation or formation is accurately set forth in the applicable perfection certificate.  Each Corporate Loan Party’s chief executive office is located at the address set forth in the applicable perfection certificate, and all other locations where each Corporate Loan Party conducts business or Collateral or books and records are kept are set forth in the applicable perfection certificate.

4.3No Violation.  The execution, delivery and performance by each Corporate Loan Party of the Loan Documents are within such Corporate Loan Party’s powers, do not violate any provision of law or any provision of such Corporate Loan Party’s Governing Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, or other instrument to which such Corporate Loan Party is a party or by which such Corporate Loan Party may be bound.

4.4Use of Proceeds.  All proceeds of the Loan shall be used by Borrowers solely (i) to repurchase, up to a maximum amount of $3,000,000 in the aggregate, of Borrower’s stock (the “Permitted Stock Repurchase”) as permitted under Section 6.10, (ii) to fund the BOIA Earnout, (iii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (iv) for Borrowers’ working capital and general corporate purposes not prohibited hereunder and (v) for such other purposes as specifically permitted pursuant to the terms of this Agreement.  All proceeds of the Loan shall be used solely for lawful business purposes.  Without limiting the scope of the immediately preceding sentence, Borrowers understand and agree NOT to use the proceeds of the Loan for personal, family, or household purposes.  Borrowers further understand that there are certain important duties imposed upon entities making loans to consumers for personal, family, or household purposes, and certain important rights conferred upon consumers, pursuant to federal or state law and that all of those laws, rules, and regulations concerning consumer loans do NOT apply to the Loan or this Agreement.  Borrowers hereby confirm that they have consulted with their own attorney, or have had a fair opportunity to consult with an attorney, concerning this matter and that Borrowers’ counsel has explained to Borrowers and/or Borrowers understand that these rules, regulations, and laws concerning consumer loans do not apply to the Loan or this Agreement.  Borrowers also understand that Lender will be unable to confirm whether Borrowers’ actual use of the proceeds of the Loan conforms to the requirements of this section.  Borrowers agree that a breach by Borrowers of the provisions of this section will not affect Lender’s right to: (a) enforce Borrowers’ promise to pay all amounts owed under this Agreement, regardless of Borrowers’ actual use of the proceeds of the Loan; or (b) use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer or personal purposes.

4.5Authorization.  This Agreement has been duly authorized, executed, and delivered by each Loan Party, and is a legal, valid and binding agreement of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

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4.6Financial Statements.  Each Loan Party has furnished the audited balance sheets of AudioEye as of December 31, 2022, 2021 and 2020, and the audited statements of income and cash flows for the fiscal years then ended, and the unaudited balance sheets of AudioEye for the nine-months ended September 30, 2023, and the unaudited statements of income and cash flows for the nine-months then ended (the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP, subject to year-end adjustments and absence of footnotes in the case of unaudited financial statements, and fairly and accurately present the financial condition and income of Borrowers, as of the date given. Since the date of the last Financial Statement, there has been no Material Adverse Effect.

4.7Consent and Licenses.  No consent, approval or authorization of, or registration or filing with any governmental body or authority, or any other person, firm or entity not a party hereto, is or will be required as a condition to the valid execution, delivery, performance, or enforceability of the Loan Documents, or the transactions contemplated hereby or thereby, or to the conduct of any Corporate Loan Party’s business.

4.8Litigation.  There is no litigation either pending or, to the best of each Loan Party’s knowledge, threatened against any Loan Party or any of its Subsidiaries before any court or administrative agency, or before any arbitrator, which is reasonably likely to have a Material Adverse Effect.  No Loan Party or any Subsidiary of any Loan Party is in violation of any law nor the subject of any investigation by a governmental agency that could result in an indictment, criminal filing, or a forfeiture or seizure of any of its assets.

4.9Cybersecurity.  Except for any matters that could not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party is in compliance with all data privacy provisions with respect to all contracts with other Persons, as well as compliance with all self-imposed policies and inward- and outward-facing privacy and cybersecurity statements; (b) each Loan Party’s information systems are up to date with all of the most-recent recommended security patches and safeguards, as applicable; (c) all of each Loan Party’s licenses and certifications required by applicable law are valid, up-to-date and not subject to suspension, revocation and/or termination; (d) no Loan Party is subject to a recent information security breach or incident or known threats or pending event that would be reasonably likely to give rise to an information security breach or incident as defined by applicable law or each Borrower’s contractual obligations and (e) each Loan Party has and maintains sufficient auto-logging systems to provide detailed information on access to date following a security incident.

4.10Title; Liens.  Each Loan Party has good and marketable title to all of the Collateral owned by it, and will have good and marketable title to all Collateral acquired by it hereafter, free from any and all Liens other than Permitted Liens.

4.11Debt.  Each Loan Party has no Debt other than Permitted Indebtedness set forth on Addendum 2.

4.12Tax Returns.  Each Loan Party has filed all tax returns that were required to be filed by it and has paid all taxes and assessments which are payable by it, to the extent that the same have become due and payable and before they became delinquent.  No Loan Party knows of any proposed material tax deficiency or assessment against it or any of its properties for which adequate provision has not been made on its books.

4.13Past Legal Proceedings.  Neither any Loan Party nor any member, director, principal or officer of any Loan Party has within the past ten years been: (a) the subject of any criminal conviction (excluding traffic misdemeanors); (b) a debtor or alleged debtor in any bankruptcy proceeding, insolvency proceeding or receivership proceeding; (c) subject to Liens imposed by any Governmental Authority; or (d) subject to any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, except for such matters as have been fully disclosed to Lender in writing and expressly consented to by Lender in writing.

4.14Disclosure.  No written report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party or any of their respective Affiliates to Lender in connection with this Agreement or any other Loan Document contains any untrue statement of a material fact, or omits to state any material fact necessary to make any statements contained herein or therein not misleading in light of the circumstances under which they were made and taking into consideration all disclosures made by the Loan Parties; provided that, with respect to projected financial information and projections, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  Except for matters of a general economic or political nature which do not affect any Loan Party uniquely,

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there is no fact presently known to any Loan Party which has not been disclosed to Lender, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15Solvency.  Each Loan Party and each of its Subsidiaries is Solvent on a consolidated basis.  No transfer of property is being made by any Loan Party or any Subsidiary and no obligation is being incurred by any Loan Party or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary.

4.16Margin Stock.  No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”).  None of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

4.17Eligible Recurring Revenue Contracts. Except as disclosed to Lender prior to the Closing Date with respect to any active customers whose fees are included in the calculation of Monthly Recurring Revenue and to the knowledge of the Borrowers, no Loan Party has received notice of an actual or imminent Insolvency Proceeding commenced by or against any customer of Borrowers. To the knowledge of the Borrowers, any Contracts executed as of the date hereof that will be included in any calculations of Monthly Recurring Revenue are enforceable Contracts against the applicable account debtors, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

4.18Brokers.  No Loan Party has incurred any liability for any finders’ fees, brokerage fees or similar fees or expenses in connection with entering into this transaction with Lender.

5.AFFIRMATIVE COVENANTS

Until all Obligations (other than inchoate expense reimbursement and indemnification obligations) are paid in cash in full, each Loan Party shall comply with the following covenants as applicable to it:

5.1Books and Records.  Each Corporate Loan Party shall at all times keep accurate and complete books, records, and accounts of all of such Corporate Loan Party’s business activities, prepared in accordance with GAAP.  Each Corporate Loan Party shall permit Lender, or any persons designated by Lender, at Borrower’s expense, at any reasonable time and from time to time, and without hindrance or delay, to: (a) visit and inspect such Corporate Loan Party’s properties and place(s) of business; (b) at Borrowers’ expense, inspect, audit and examine such Corporate Loan Party’s books, records, correspondence, and accounts and to make copies or extracts thereof (and Lender may remove any of such records temporarily for the purpose of having such copies made); (c) at Borrowers’ expense, inspect the Collateral and (d) discuss with such Corporate Loan Party’s principal officers and independent accountants, such Corporate Loan Party’s business, Assets, liabilities, financial condition, results of operations, and business prospects; provided, however, that in the absence of any Event of Default, Borrowers shall only be required to pay any expenses of Lender for no more than one such visit or inspection per fiscal year.  At Lender’s reasonable request, each Corporate Loan Party shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request.

5.2Notices.  Each Borrower shall notify Lender in writing within three (3) Business Days of acquiring knowledge of the occurrence of:

(a)any Default or Event of Default;

(b)any legal action, proceeding or investigation threatened (in writing) or instituted against any Loan Party which would reasonably be expected to result in liabilities in excess of $150,000 or otherwise result in a Material Adverse Effect;

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(c)any dispute which may exist between any Loan Party or any Subsidiary, on the one hand, and any Governmental Authority, on the other which would reasonably be expected to result in liabilities in excess of $150,000 or otherwise result in a Material Adverse Effect;

(d)any labor controversy resulting in or threatening to result in a strike against any Corporate Loan Party or any Subsidiary;

(e)any proposal by any Governmental Authority to acquire the Assets or business of any Loan Party or any Subsidiary, or to compete with Borrowers or any Subsidiary;

(f)(i) any Environmental Lien has been filed against any of the real or personal property of any Corporate Loan Party or its Subsidiaries, (ii) the commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Corporate Loan Party or its Subsidiaries, and (iii) any written notice of a violation, citation, or other administrative order from a Governmental Authority;

(g)any Loan Party’s present or future inability to pay or perform the Obligations;

(h)any Loan Party’s creation or acquisition of a Subsidiary;

(i)except to the extent prohibited by applicable law and/or governmental rules and regulations, any actual or imminent Insolvency Proceeding commenced by or against any customer of any Borrower which would reasonably be expected to result in liabilities in excess of $150,000 or otherwise result in a Material Adverse Effect; and

(j)any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

If Lender has been notified pursuant to this section, or has knowledge of same from other sources, then at Lender’s request, each Borrower shall furnish to Lender a summary of the status of all such actions, proceedings or investigation and provide Lender with such additional information concerning the same as Lender may from time to time request.

5.3Maintain Business.  Each Corporate Loan Party shall: (i) maintain in full force and effect all licenses, permits, insurance, authorizations, bonds, franchises, and other rights necessary or desirable to the profitable conduct of such Corporate Loan Party’s business where the failure to do so might have Material Adverse Effect; (ii) continue in, and limit such Corporate Loan Party’s operations to, the same general lines of business as are presently conducted and business ancillary or related thereto; (iii) comply with all applicable laws, orders, regulations, and ordinances of all Governmental Authorities; (iv) maintain such Corporate Loan Party’s corporate, partnership or limited liability company existence; and (v) take such actions as are necessary to maintain Corporate Loan Party’s legal existence, good standing and qualification to do business in each jurisdiction where the failure to do so might have a Material Adverse Effect.

5.4Maintain Collateral.  Each Corporate Loan Party shall: (i) protect and preserve all Assets necessary and material to such Corporate Loan Party’s business in its reasonable business judgment, including intellectual property, and (ii) maintain in good working order and condition (subject to ordinary wear and tear) all buildings (if any), equipment and other tangible real and personal property, and from time to time make or cause to be made all renewals, replacements, and additions to such property necessary for the conduct of such Corporate Loan Party’s business.  Each Loan Party shall appear in any proceeding and defend the right, title, and interest of Lender in and to the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, subject to Permitted Liens.  At any time any Corporate Loan Party acquires any assets, tangible or intangible, real or personal, having a fair market value in excess of $250,000, in which a security interest, deed of trust or mortgage is not already granted to or properly perfected by Lender on behalf of Lender, such Corporate Loan Party shall immediately provide notice thereof to Lender and cause to be executed such documents as may be reasonably requested by Lender in order to perfect Lender’s security interest in such Collateral.

5.5Insurance.  Each Loan Party shall keep all Collateral adequately insured at all times with responsible insurance carriers, reasonably acceptable to Lender, against loss or damage by fire and other hazards

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(so called “All Risk Coverage”).  Each Loan Party shall at all times maintain adequate insurance with coverage amounts and with responsible insurance carriers, each acceptable to Lender, against liability on account of damage or claims of damage to persons and properties and under all applicable workers’ compensation laws, and covering such other risks as Lender may reasonably require from time to time, including without limitation privacy and cybersecurity.  Each Loan Party shall instruct the applicable insurance carrier to have all such insurance policies provide at least 30 days’ (or 10 days in the case of non-payment) prior written notice to Lender prior to cancelation or termination.  Lender shall be named as lender loss payee, additional insured or otherwise, as Lender’s interest may appear, as the case may be, under all such policies.  Each Borrower represents that all such insurance coverage is presently in full force and effect and subject to no lapses and defaults.  Each Borrower agrees to deliver copies of all of the foregoing insurance policies to Lender.  In the event of any loss or damage to the Collateral in excess of $250,000, each Borrower shall give immediate written notice to Lender and to its insurers of such loss or damage, as applicable, and will promptly file proof of loss with its insurers.

5.6Payment of Taxes and Other Obligations; Tax Returns.  Each Loan Party shall timely file all required tax returns and pay and discharge (a) all taxes, assessments, and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it prior to the date on which penalties attach thereto and pay and perform all lawful claims, obligations, and debts which, if unpaid, might become a Lien or charge upon any asset or property of such Loan Party, or where the failure to pay or perform might have a Material Adverse Effect; provided that such Loan Party shall not be required to pay or perform any such tax, assessment, charge, levy, claim, obligation, or debt for which such Loan Party has obtained a bond or insurance, or for which it has established a reserve in accordance with GAAP and the payment or performance of which is being contested in good faith and by appropriate proceedings which are being diligently pursued, and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture, and (b) any and all of its other obligations and liabilities other than obligations or liabilities being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture.  Each Loan Party agrees to deliver an executed IRS Form 8821 to be submitted to the Internal Revenue Service which shall grant Lender access to receive such Loan Party’s tax information and otherwise be in form and substance reasonably satisfactory to Lender, and each Borrower agrees to deliver additional executed IRS Forms 8821 as necessary if the form is cancelled, rejected, expired, or if it is no longer effective to grant Lender access to receive such Loan Party’s tax information.

5.7Comply with Laws.  Each Loan Party shall perform and promptly comply, and cause all property of such Loan Party to be maintained, used and operated in accordance, in each case in all material respects, with all: (i) present and future laws, ordinances, rules, regulations, orders, and requirements (including, without limitation, zoning ordinances, building codes, and environmental laws, and the regulations adopted pursuant thereto, and any other similar applicable federal, state, or local laws, rules, regulations, or ordinances) of every duly constituted governmental or quasi-Governmental Authority or agency applicable to such Loan Party or any of such Loan Party’s properties; (ii) similarly applicable orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions, to the extent usually complied with by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.

5.8Financial Reporting Requirements.  Each Borrower shall deliver to Lender the following, all in form and substance reasonably satisfactory to Lender:

(a)within thirty-five (35) days after the end of each calendar month, (i) combined management-prepared balance sheets and statements of income and retained earnings and of cash flow of each Borrower as of the end of such month and for such month then ended and for the period from the beginning of the then current fiscal year of each Borrower to the end of such month, setting forth in comparative form (A) the corresponding figures for the comparable monthly and year-to-date periods in the preceding fiscal year; and (B) the corresponding figures for such monthly and year-to-date period as reflected in the projected budget for the then-current fiscal year prepared in accordance with GAAP subject to year-end adjustments and absence of footnotes and certified for and on behalf of each Borrower by the controller or chief financial officer or other comparable authorized officer of each Borrower, (ii) reports of each Borrower’s accounts (including Borrowers’ Monthly Recurring Revenue), (iii) a detailed aging of Borrowers’ Designated Account by invoice or a summary aging by account debtor, together with payable

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aging, deferred revenue report, and (iv) a compliance certificate signed by an authorized officer of each Borrower in substantially the form of Exhibit A hereto (a “Compliance Certificate”);

(b)on or before February 1 of each calendar year, each Borrower’s board approved projections and annual operating plan, on a quarterly basis for the current fiscal year, specifying the assumptions used in creating such projections;

(c)copies of AudioEye’s Form 10-K and 10-Q filings not more than ten (10) after the filing thereof (provided, however, that to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which AudioEye posts such documents);

(d)to the extent not included in AudioEye’s Form 10-K referenced above, audited annual financial statements of AudioEye no later than one twenty (120) days after the fiscal year-end of AudioEye;

(e)within thirty (30) days after the filing thereof, copies of all business tax returns, which must be prepared by a Certified Public Accountant;

(f)promptly, board meeting packages; and

(g)promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, sales projections, forecasts, operating plans or reports as to each Borrower and as to each guarantor of Borrowers’ obligations to Lender as Lender may request.

5.9Disclosure of Employee Benefits.  Each Borrower shall:

(a)Promptly, and no later than ten (10) Business Days after any Borrower or any of its Subsidiaries know or have reason to know that an event has occurred relating to any Borrower’s plan requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”) that reasonably could be expected to result in a material adverse change in any Borrower’s financial condition, a written statement of the chief financial officer of such Borrower or such Subsidiary shall be delivered to Lender describing such ERISA event and any action that is being taking with respect thereto by any Borrower or any of its Subsidiaries or Affiliates, and any action taken or threatened by the Internal Revenue Service (“IRS”), the Department of Labor, of the Pension Benefit Guaranty Corporation (“PBGC”).  Each Borrower and its Subsidiaries shall: (i) be deemed to know all facts known by the administrator of any benefit plan of which it is the plan sponsor; (ii) promptly, and no later than five (5) Business Days after the filing thereof with the IRS, deliver to Lender a copy of each funding waiver request filed with respect to any benefit plan of any Borrower and all communications received by any Borrower or any of its Subsidiaries or Affiliates with respect thereto; and  (iii) promptly, and no later than five (5) Business Days after receipt by Borrower or any of its Subsidiaries of any information that the PBGC has an intention to terminate any benefit plan or to have a trustee appointed to administer a benefit plan, deliver copies of each such notice to Lender.

(b)Cause to be delivered to Lender, upon Lender’s reasonable request, each of the following to the extent applicable: (i) a copy of each defined benefit pension plan and retiree health plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments), if any, and all amendments thereto, and all associated summary plan descriptions thereof that have been distributed to employees or former employees of any Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each qualified pension benefit plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each benefit plan subject to such filing requirement; (iv) all actuarial reports prepared for the last three plan years for each benefit plan; (v) a listing of all multiemployer plans, with the aggregate amount of the most recent annual contributions required to be made by any Borrower or any of its Subsidiaries or any of their ERISA affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to any Borrower or any of its Subsidiaries or any of their ERISA affiliates regarding withdrawal liability under any multiemployer plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of any Borrower or any of its Subsidiaries under any retiree health plan.

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5.10Online Access to View Bank Accounts.  At all times on and after the Closing Date, each Borrower shall provide Lender with online read-only access to all of Borrowers’ bank accounts and maintain such access in effect for Lender throughout the term of this Agreement and until all Obligations have been paid in full (other than inchoate expense reimbursements and indemnity obligations), all in a manner acceptable to Lender.

5.11Financial Covenants. Each Borrower shall comply with the Financial Covenants described on Addendum 4.

5.12Compliance with Auditor Requests.  Within seven (7) days of receipt, each Borrower shall comply with any written request from Lender’s auditors including, but not limited to, the provision of evidence from each Borrower’s books and records that assist in the confirmation of Lender’s calculation of the outstanding Obligations.

5.13Intellectual Property.  Each Borrower shall promptly give Lender written notice of any Corporate Loan Party’s applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office not more than five (5) Business Days after such filing, including the date of such filing and the registration or application numbers, if any.  Each Borrower shall (i) give Lender written notice of any Corporate Loan Party’s filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) shall execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by such Corporate Loan Party, and upon the request of Lender, shall file such documents simultaneously with the filing of any such applications or registrations, in each case not more than five (5) Business Days after such filing.  Each Borrower shall promptly provide Lender with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

5.14Further Assurances.  Each Loan Party shall make, execute, and deliver all such additional and further acts, things, deeds, and instruments as Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and ensure Lender its rights under this Agreement.

5.15Reserved.

5.16Post Closing Matters.  Each Borrower will execute and deliver the documents and take such actions (or cause such actions to be taken by other Persons) as are set forth in the section labeled “Post Closing Deliverables and Covenants” on Exhibit A to Addendum 3, in each case, within the time limits specified on Exhibit A to Addendum 3 (or such longer period as Lender may agree).

6.NEGATIVE COVENANTS

Until all Obligations have been paid in cash in full (other than inchoate expense reimbursement and indemnification obligations), each Corporate Loan Party covenants and agrees that it shall not:

6.1Additional Encumbrances.  (i) Create or suffer to arise any Lien except for the Security Interest and any Permitted Liens, or (ii) grant or agree to any negative pledge that would prohibit securing the Obligations created by this Agreement and any replacement or refinancing thereof with any Collateral of Borrowers or (iii) consent to or vote in favor of any pledge of the Equity Interests of any Corporate Loan Party (including itself) in favor of any Person other than Lender.  Each Borrower shall notify Lender promptly in the event that any Lien or charge on any Collateral shall be created, asserted, filed, or come into existence in violation of this Section 6.1.

6.2Other Advances.  Receive any loans, incur any indebtedness for borrowed money or receive any advances or sell any accounts receivable without Lender’s written approval except for the following:  (i) the indebtedness set forth on Addendum 2 (“Permitted Indebtedness”) and (ii) indebtedness (other than the Obligations, but including capitalized lease obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, including any refinancing of such Purchase Money Debt (“Purchase Money Debt”), all in the aggregate amount at any time not to exceed the amount specified in Addendum 1 in item (c);

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6.3Merger, Consolidation, Transfer or Acquisition of Assets.  Wind up, liquidate or dissolve, reorganize, reincorporate, divide, merge or consolidate with or into any other Person, or directly or indirectly acquire all or substantially all of the Assets or the business of any other Person or any business or division of any other Person, or permit any Subsidiary to do so, other than (i) any Permitted Acquisition, (ii) any Borrower or any Subsidiary of a Borrower may merge (but in the case of a Subsidiary of a Borrower, solely for the purpose of merging itself out of existence) or consolidate with any Borrower in a transaction in which the surviving entity is AudioEye and (iii) any Subsidiary that is not a Borrower may liquidate, wind up or dissolve if AudioEye determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Loan Parties and is not materially disadvantageous to the Lender;

6.4Disposition of Assets.  Sell, lease, assign, transfer, or otherwise dispose of any of Borrowers’ rights, title, or interests in and to any of the Collateral, excepting only sales of inventory or dispositions of obsolete equipment or equipment being replaced (not to exceed $250,000 in the aggregate in any calendar year), any abandonment, cancellation, nonrenewal or discontinuance of use or maintenance of intellectual property (or rights relating thereto) of the Loan Parties that the Borrowers determine in good faith is desirable in the conduct of its business, leases or subleases of real property or equipment on an arm’s length basis for fair market value, the discount without recourse of accounts receivable in the ordinary course of business and consistent with past practice, the non-exclusive licensing of intellectual property and any dispositions that may deemed to occur as a result of the disposition of ownership of any reports and feedback generated by software or services, in each case in the ordinary course of Borrowers’ business and other dispositions of assets made on an arm’s length basis for fair market value of other property having an aggregate fair market value not to exceed $250,000 in any fiscal year of the Borrowers provided that at the time of any such disposition, no Event of Default shall have occurred and be continuing;

6.5No Guaranties or Contingent Obligations.  Guaranty, assume, or otherwise become directly or contingently liable for the debt of any other person or organization, other than any guarantees or contingent liabilities for obligations of other Loan Parties for Permitted Indebtedness or for the performance of leases, licenses or contracts in the ordinary course of business;

6.6Limitations on Extensions of Credit.  Make any loan or advance or extend any credit other than extension of trade credit in the ordinary course of business, other than as permitted by Section 6.13 or any other provision of this Agreement;

6.7No Changes in Name.  (a) Change such Corporate Loan Party’s legal name from that indicated in the public record of such Corporate Loan Party’s jurisdiction of organization without providing at least thirty (30) days’ prior written notice to Lender; (b) change the location of such Corporate Loan Party’s headquarters or executive offices without providing at least thirty (30) days’ prior written notice to Lender; or (c) change such Corporate Loan Party’s legal entity structure without the written consent of Lender except for any transaction permitted by Section 6.3 of this Agreement;

6.8No Amendments/Modifications to Constituent Documents.  Permit the amendment, modification, restatement, or other changes to the organizational documents of Borrowers including, if applicable, the certificates of incorporation or organization, by-laws, or operating partnership agreement in any manner adverse to Lender, so long as Borrowers promptly provide Lender notice of any such changes and copies of all material documentation;

6.9No Prepayments of Debt.  Prepay any indebtedness for borrowed money to any person or entity other than (a) indebtedness owing to Lender and (b) indebtedness permitted by this Agreement and owing to any lender that has not been subordinated to the Obligations;

6.10Restricted Payments.  (a) Declare or pay or make any form of dividend or distribution other than (i) dividends or distributions to equity holders to meet their tax obligations on income realized by such holders attributable solely to such holders’ investment in Borrowers in a timely manner and (ii) dividends or distributions so long as immediately after giving pro forma effect thereto, Borrowers have (A) pro forma Liquidity of at least $3,000,000 and (B) Adjusted EBITDA on an average basis for the most recent three months then ended that is greater than Borrower’s Lender Debt Payments on an average basis for the most recent three months then ended; (b) make any payments of any indebtedness subordinated to the Obligations due Lender or otherwise redeem, repurchase or retire any instrument evidencing such amount, or reduce or terminate any commitment in respect of

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such indebtedness, in each case except pursuant to the provisions of a subordination agreement acceptable to Lender; or (c) redeem, repurchase, or retire any capital stock or other equity; provided, that Borrowers may (i) consummate the Permitted Stock Repurchase so long as immediately after giving pro forma effect to such Permitted Stock Repurchase, Borrowers have pro forma Liquidity of at least $3,000,000; (ii) in addition to the Permitted Stock Repurchase, redeem, repurchase, or retire any capital stock or other equity so long as immediately after giving pro forma effect thereto, Borrowers have (A) pro forma Liquidity of at least $3,000,000 and (B) Adjusted EBITDA on an average basis for the most recent three months then ended that is greater than Borrower’s Lender Debt Payments on an average basis for the most recent three months then ended; and (iii) any transactions where shares of AudioEye are surrendered to AudioEye by its employees to satisfy tax withholding obligations in connection with the settlement of restricted stock units or the issuance of restricted stock.

6.11Transactions with Affiliates.  (a) Make any loan, advance, extension of credit or non-compensation related payment to any of its Affiliates (excluding between the Borrowers or the extension of credit to employees in the ordinary course of business, in an amount not to exceed $100,000 at any given time); or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease, or exchange of property, or the rendering of any service, to or with any of its Affiliates (excluding between the Borrowers), the terms of which are less favorable to such person than the terms such person would have been able to obtain in a similar transaction between such person and an unrelated third party obtained through arms’ length dealings;

6.12Deposit Accounts.  (a) Close any of its deposit accounts (other than Excluded Accounts), including the Borrowers’ Designated Account; or (b) open any deposit account (other than Excluded Accounts) without first providing Lender with a fully executed deposit account control agreement among it, Lender and the bank where such deposit account is maintained, in form and substance satisfactory to Lender;

6.13Limitations on Investments.  Purchase, own, invest in, or otherwise acquire, directly or indirectly, any equity securities, any interests in any partnership or joint venture (including the creation or capitalization of any subsidiary), evidence of indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or entity, or any other investment or interest whatsoever in any other person or entity, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person or entity other than: (i) the extension of trade credit and credit to employees, in an amount not to exceed $100,000 at any given time, in the ordinary course of business and consistent with past practices; (ii) deposits with banks or other financial institutions; (iii) investments in cash and cash equivalents, all in accordance with AudioEye’s board approved cash management investment policy; (iv) investments received in settlement of amounts due to any Loan Party, (v) deposits or unsecured guarantees made to secure the performance of leases, licenses or contracts in the ordinary course of business and consistent with historical practices; and (vi) any investment in Permitted Acquisitions.

6.14Reserved.

6.15No Transactions Prohibited by ERISA; Unfunded Liability.  Directly or indirectly

(a)engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)permit to exist with respect to any benefit plan any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code) whether or not waived;

(c)fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any defined benefit pension plan;

(d)terminate any defined benefit pension plan where such event would result in any liability of any Borrower, any Subsidiary of Borrowers, or any of their ERISA affiliates under Title IV of ERISA which was not paid in connection with such termination;

(e)fail to make any required contribution or payment to any multiemployer plan;

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(f)fail to pay any required installment or any other payment required under section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)amend a plan resulting in an increase in current liability for the plan year such that any Borrower, any Subsidiary of Borrowers, or any of their ERISA affiliates is required to provide security to such plan under section 401(a)(29) of the Internal Revenue Code; or

(h)withdraw from any multiemployer plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

any of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

6.16Sales and Leasebacks.  Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

6.17Subsidiaries.

(a)Form or acquire any Subsidiary unless such Subsidiary at Lender’s discretion, (x) expressly joins in this Agreement as a Borrower and becomes jointly and severally liable for the obligations of each Borrower hereunder and under any other agreement between any Borrower and Lender, or (y) becomes a Guarantor with respect to the Obligations and executes a joinder to this Agreement with respect to the Guaranty hereunder or a standalone guaranty in form and substance satisfactory to Lender, and in either case in favor of Lender, and (iii) Lender shall have received all documents, including without limitation and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

(b)Enter into any partnership, joint venture or similar arrangement.

7.EVENTS OF DEFAULT

The occurrence of one or more of the following events shall constitute an “Event of Default” under this Agreement.  Unless expressly provided for in this Section 7, Lender is under no duty to provide any Loan Party with any notice for an event to become an Event of Default:

7.1Payment Default.  Any Borrower shall fail to make any payment of sums due under this Agreement, including any amounts specified in the Loan Chart, within three (3) Business Days of the applicable due date.  A failure to pay includes any nonpayment as a result of Lender’s inability for any reason to collect the entire sum due from Borrowers’ Designated Account;

7.2Other Defaults Where Grace Period is Inapplicable.  Any Loan Party shall breach any covenant, condition or other obligation under Section 5.8, Section 5.11, Section 6 or Section 9 of this Agreement;

7.3Other Defaults Where Grace Period is Applicable.  Any Loan Party shall breach any covenant, condition, or other obligation contained in this Agreement (other than covenants and obligations described in another subsection of this Section 7) or any of the other Loan Documents, and if such breach is capable of being cured, such breach is not cured within thirty (30) calendar days after the earlier of written notice from Lender or the date on which any Borrower had actual knowledge of such breach;

7.4Breach of Representations, Warranties; Misstatements.  Any financial statement, representation, warranty or certificate made or furnished by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document shall be materially false or misleading when made or reaffirmed;

7.5Insolvency.  Any Loan Party shall become insolvent, admit its insolvency, or shall be unable to pay its debts as they mature;

7.6Judgments; Attachment.  One or more judgments, orders, or decrees for the payment of money either individually or in an aggregate amount in excess of $250,000 (to the extent not paid, fully bonded or covered

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by a solvent and unaffiliated insurer that has not denied coverage) is entered by a court of competent jurisdiction against any Loan Party, or any one or more Loan Parties suffers one or more writs, warrant of attachment, or similar process, or a judgment creditor obtains possession of any of the Assets of any one or more Loan Parties by any means, including levy, distraint, replevin, or self-help and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment and such action shall not have been stayed;

7.7Bankruptcy.  (a) Any Loan Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, be the subject of an involuntary bankruptcy petition or be the subject of a pending application, motion, or petition for the appointment of a receiver if such application, motion, or petition is not dismissed within forty-five (45) days of its filing, or if a receiver is appointed; or (b) Any Loan Party by any act or omission shall indicate its consent to, approval of, or acquiescence in, any application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for any substantial part of any of its properties;

7.8Restrictions on Business Operations.  Any Loan Party shall have received any material order, or there shall have been imposed upon it any material limitation, of any kind, restricting its right to do business and/or its right to free and unencumbered use and operation of any of the Collateral, by any court, administrative body, or other regulatory or judicial authority purporting to have jurisdiction over the business of any Borrower or any Guarantor of the Obligations or the ownership and/or operation of such Collateral;

7.9Loss, Theft, Damage to Assets.  The occurrence of any uninsured loss, theft, damage, or destruction to any material Assets (or to a material portion of all Assets) of any Loan Party;

7.10Revocation of Loan Documents.  The actual or attempted revocation or termination of, or limitation or denial of liability under this Agreement or any other Loan Document by any Loan Party, including any repudiation, purported revocation, or failure by any Guarantor to perform such Guarantor’s obligations hereunder or any other Loan Document;

7.11Asset Seizure.  Any federal, state, or local governmental body, instrumentality or agency shall condemn, seize or otherwise appropriate, or take custody and control of all or substantially all of the properties of any Loan Party, or file a Lien or levy an assessment in respect of all, or substantially all, of the properties of any Loan Party;

7.12Dissolution.  If any Corporate Loan Party shall dissolve or liquidate, or be dissolved or liquidated, or cease legally to exist, or merge or consolidate, or be merged or consolidated with or into any corporation or entity, or any order, judgment or decree is entered decreeing the dissolution of any Corporate Loan Party;

7.13Cross Defaults. A default shall occur with respect to any Debt (other than the Obligations) of any Loan Party in an outstanding principal amount exceeding $250,000, and such default shall continue for more than the period of grace, if any, therein with respect thereof, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or permit the holder of any such Debt to accelerate, the maturity any such Debt, or any such Debt shall be declared due and payable or be required to be paid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

7.14Documents; Liens.  (a) Any of the Loan Documents fails to be in full force and effect for any reason, or (b) Lender fails to have a perfected, first priority Lien (subject only to Permitted Liens) in and upon all of the Collateral;

7.15Change of Control.  At any time (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights to more than fifty percent (50%) of all outstanding Equity Interests of AudioEye as of the Closing Date other than any existing holder that holds more than five percent (5%) of Equity Interests of AudioEye as of the Closing Date (a “Change of Control”), except to the extent all Obligations, including, without limitation, the Exit Fee, are simultaneously paid in full, in cash, to Lender as the result of the consummation of a transaction that results in such change of control or (b) AudioEye no longer owns 100% of any Subsidiary except pursuant to a transaction otherwise permitted by this Agreement or to the

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extent all Obligations, including, without limitation, the Exit Fee, are simultaneously paid in full, in cash, to Lender as the result of the consummation of such transaction.

8.REMEDIES UPON DEFAULT

At any time after the occurrence and during the continuance of an Event of Default, Lender may, without presentment, demand, protest, or further notice of any kind (all of which are hereby expressly waived) and, notwithstanding the provisions contained in any other document or instrument executed or to be executed by any Loan Party to Lender, exercise all remedies and rights provided in law or in equity or permitted under this Agreement or by the UCC, including without limitation:

8.1Declare all Obligations, including, without limitation, all loan costs and expenses and attorneys’ fees, to be immediately due and payable.  Lender shall be entitled to immediately enforce payment of all Obligations by any means permitted by law or in equity.

8.2Notify customers, account debtors or lessees of any Loan Party that Lender has a Security Interest in the accounts, rights to payment, equipment, chattel paper and general intangibles of such Loan Party and may collect them directly; Lender may settle or adjust disputes and claims directly with account debtors or payment processor companies or insurance companies for amounts and upon terms that Lender considers advisable, and in such cases, Lender will credit the Obligations under this Agreement with only the net amounts received by Lender, after deducting all reasonable expenses incurred or expended in connection therewith;

8.3Make such payments and do such acts as Lender considers necessary or reasonable to protect its Security Interest and Collateral.  Each Loan Party agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate at a location which is reasonably convenient to such Loan Party and Lender.  Each Loan Party authorizes Lender to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or Lien which in the opinion of Lender appears to be prior or superior to the Security Interest (other than the Permitted Liens) and to pay all expenses incurred in connection therewith.  With respect to any of each Loan Party’s owned or leased premises, such Loan Party hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies;

8.4Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lender is hereby granted a license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and such Loan Party’s rights under all licenses and franchise agreements shall inure to Lender’s benefit;

8.5Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Loan Party’s premises) as is commercially reasonable in the opinion of Lender.  It is not necessary that the Collateral be present at any such sale.  Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

8.6Give notice of the disposition of the Collateral as follows:

(a)Lender shall give each Loan Party and each holder of a security interest in the Collateral a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(b)The notice shall be personally delivered or mailed, postage prepaid, to Borrowers as provided in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10)

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calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value;

8.7Each Loan Party agrees that Lender may obtain the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same;

8.8Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Loan Parties. Any excess will be promptly returned, subject to the rights of third parties, and/or as provided by law, to Borrowers by Lender;

8.9All payments received by Borrowers in respect of the Collateral shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement), and may be held or applied by Lender to the Obligations in such order as Lender may determine;

8.10Lender may credit bid and purchase at any public sale;

8.11File suit for any sums owing or for damages; and

8.12Exercise any other remedy or right provided in law or in equity or permitted under this Agreement or by the UCC.

8.13Lender Not Liable.  So long as Lender complies with the obligations, if any, imposed by the UCC, Lender shall not otherwise be liable or responsible in any way or manner for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion or from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever, except to the extent any damage is caused by willful misconduct or gross negligence on the part of the Lender.  Loan Parties bear the risk of loss or damage of the Collateral.

9.GUARANTY

9.1Guaranty.  Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations; and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations).  Each Guarantor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Lender that extended any portion of the Obligations.

9.2Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Guarantor waives any right to require Lender to sue or otherwise take action against any Borrower, any other Guarantor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

9.3No Discharge or Diminishment of Loan Guaranty.

(a)Except as otherwise expressly provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Guarantor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other Guarantor, or their assets or any resulting release or discharge of any obligation of any Borrower or any other Guarantor; or (iv) the existence of any claim, setoff or other rights which any Guarantor may

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have at any time against any Borrower, any other Guarantor, Lender, or any other Person, whether in connection herewith or in any unrelated transactions

(b)The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower or any other Guarantor, of the Obligations or any part thereof.

(c)Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Guarantor; (iv) any action or failure to act by Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

9.4Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Guarantor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Guarantor, other than the indefeasible payment in full in cash of all of the Obligations.  Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, or any other Person.  Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to it against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any other Guarantor or any security.

9.5Financial Statements.  Unless compliance is waived in writing by Lender or until all of the Obligations have been paid in full, Guarantors will promptly submit to Lender such information relating to Guarantors’ affairs (including but not limited to annual financial statements and tax returns for Guarantors) or any security for this Guaranty as Lender may reasonably request.

9.6Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower or any other Guarantor, or any Collateral, until the Termination Date.

9.7Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or any other Person, or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by Lender.  This Section 9.7 shall remain operative even after the Maturity Date and shall survive the payment in full of all of the Obligations.

9.8Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of

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the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

9.9Termination.  To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Loan Guaranty as to future Obligations.  If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Lender, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Lender of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender, (d) no payment by any Borrower, any other Guarantor, or from any other source, prior to the date of Lender’s receipt of written notice of such revocation shall reduce the maximum obligation of any Guarantor hereunder, and (e) any payment, by any Borrower or from any source other than a Guarantor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Guarantor hereunder.

9.10Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any federal or state corporate law or other law governing business entities, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of Lender hereunder, provided, that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

9.11Contribution.  In the event any Guarantor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Guarantor a “Paying Guarantor”), each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section 9.11, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Loan Parties from Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability).  Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the Obligations.  This provision is for the benefit of Lender and the Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

9.12Liability Cumulative. The liability of each Guarantor under this Section 9 is in addition to and shall be cumulative with all liabilities of each Guarantor to Lender under this Agreement and the other Loan Documents

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to which such Guarantor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

9.14Guarantors’ Representations and Warranties.  Guarantors represent and warrant to Lender as follows:

(a)No Guarantor’s execution and performance of this Loan Guaranty will (i) violate or result in a default or breach (immediately or with the passage of time) under any contract, agreement or instrument to which such Guarantor is a party, or by which such Guarantor is bound, (ii) violate or result in a default or breach under any order, decree, award, injunction, judgment or applicable law, or (iii) cause or result in the imposition or creation of any Lien upon any property of such Guarantor;

(b)The execution, delivery and performance of this Loan Guaranty is within each Guarantor’s capacity;

(c)No consent, license or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and performance hereof by any Guarantor;

(d)This Loan Guaranty constitutes each Guarantor’s valid and binding obligation enforceable in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(e)This Loan Guaranty promotes and furthers the business and financial interests of each Guarantor and the creation of the obligations hereunder will result in direct financial benefit to each Guarantor;

(f)Each Guarantor has executed this Loan Guaranty after conducting its own independent review and analysis of the financial condition and operations of Borrowers, and no Guarantor has relied upon any representation, statement or information of or from Lender;

(g)Each Guarantor is currently informed of the financial condition of each Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations; and

(h)Each Guarantor has read and understands the terms and conditions of the Loan Documents.

10.MISCELLANEOUS

10.1Power of Attorney.  From and after an Event of Default and while such Event of Default is continuing, each Loan Party hereby irrevocably appoints Lender (and all Persons designated by Lender) as its or his true and lawful attorney, as the case may be, with full power of substitution, for purposes provided in this section.  Lender or Lender’s designee, may, in Lender’s name or in its or his name or otherwise, for Lender’s sole use and benefit, but at such Loan Party’s cost and expense, without notice to such Loan Party or any other person, to exercise at any time and from time to time:

(a)demand, sue for, collect, receive, and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)receive, take, endorse, assign, and deliver any and all checks, notes, drafts, documents, negotiable or non-negotiable instruments, or chattel paper in connection therewith;

(c)settle, compromise, compound, prosecute or defend any action or proceeding, including, without limitation, a foreclosure action, with respect thereto;

(d)extend or modify terms of payment or make any allowance or other adjustment with respect thereto;

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(e)notify account debtors of the Security Interest granted hereby and instruct such account debtors that payment of their respective accounts is to be made directly to Lender and take control of any and all such payments or other proceeds of such accounts;

(f)vote any right or interest with respect to any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in such instrument owned by such Loan Party (regardless of how designated), whether voting or nonvoting, including common stock, preferred stock or any convertible securities; or

(g)take all other actions as Lender reasonably deems appropriate to fulfill each Borrower’s obligations under the Loan Documents;

THE POWER OF ATTORNEY GRANTED UNDER THIS SECTION 10.1 AND SECTION 3.6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL ALL OF THE OBLIGATIONS HAVE BEEN PAID IN FULL IN CASH, THIS AGREEMENT IS TERMINATED, AND ALL OF LOAN PARTIES’ DUTIES UNDER THE LOAN DOCUMENTS HAVE BEEN DISCHARGED IN FULL.

10.2Waivers.

(a)Each Loan Party hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance herein, and all other demands and notices of any kind or description.  With respect to the Obligations and the Collateral, each Loan Party assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any person or entity primarily or secondarily liable therefor, to the acceptance of partial payments thereon and the settlement, compromise, or adjustment of any thereof, all in such manner and at such time or times as Lender may deem advisable in its sole and absolute discretion.  Lender shall have no duty as to the collection or protection of the Collateral or any income therefrom, as to the preservation of rights against prior parties, or as to the preservation of any rights pertaining to the Collateral beyond the safe custody thereof.  Lender may exercise its rights with respect to the Collateral without resorting or regard to any other collateral or sources of payment for liability;

(b)Neither any failure nor any delay on the part of Lender in exercising any right, power, or privilege hereunder or under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Lender shall not be deemed to have waived any of its rights with respect to the Obligations or Collateral hereunder or under any other written document, unless such waiver is in writing and signed by Lender.

10.3No Third-Party Beneficiary.  This Agreement is made solely between the Loan Parties and Lender and no other person shall have any right of action hereunder and the parties expressly agree that no person shall be a third-party beneficiary to this Agreement.

10.4Expenses; Indemnity; Waiver of Consequential Damages.

(a)Costs and Expenses.  Each Borrower shall, jointly and severally, pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.  Lender acknowledges that Borrowers have paid an amount equal to Forty Thousand Dollars ($40,000) as a deposit to be used to pay the expenses incurred by Lender in connection with the preparation of the Loan Documents and other Lender costs and expenses prior to the Closing Date and that such amount will be applied by Lender against any amounts payable by any Loan Party hereunder.

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(b)Indemnification.  Each Loan Party agrees to indemnify, defend, and hold harmless Lender, its employees, members, directors, managers, officers, attorneys and agents (each such Person being called an “Indemnitee”) from and against any and all losses, claims, liabilities, damages, penalties or expenses (including attorneys’ fees, expert witness fees, and costs of defense) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrowers) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by the Borrowers or the Loan Parties against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) arising from any dispute solely among Indemnitees or any of their respective Affiliates.  This Section 10.4(b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither any Loan Party nor any Indemnitee shall assert, and each such Person hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)Payments.  All amounts due under this Section shall be payable after demand therefor.

(e)Survival.  Each Loan Party’s obligations under this Section 10.4 shall survive the termination of this Agreement and the payment of the Obligations and are in addition to, and not in substitution of, any other of its obligations set forth in the Loan Documents.

10.5Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, successors, and assigns, provided, however, that neither this Agreement nor any rights or Obligations hereunder shall be assignable by any Loan Party without first obtaining the express written consent of Lender.  Lender has no obligation to consent to any Loan Party assigning this Agreement.  Any purported assignment made in contravention of the forgoing consent shall be void.  Lender may assign any part of or all of the Loan and its rights and obligations hereunder at any time in its sole and absolute discretion; provided, however, that Lender shall provide notification of such assignment and the name of the assignee to the Loan Parties promptly after the Lender’s assignment of this Agreement.  Lender may sell participations in all or any portion of the Loan to such other party or parties as Lender shall select, all without notice or disclosure to the Loan Parties.

10.6Maximum Interest.  If Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate that is permissible under the law applicable to this Agreement, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loan made hereunder or be refunded to Borrowers.  In determining whether the interest contracted for, charged, or received by Lender exceeds the highest lawful rate, Lender may, to the extent permitted by applicable law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Loan hereunder.

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10.7Time Is of the Essence.  The parties hereto expressly acknowledge and agree that time is of the essence and that all deadlines and time periods provided for under this Agreement are ABSOLUTE AND FINAL.

10.8Notices.  Any notices required or permitted to be given pursuant to this Agreement shall be in writing and may be given by personal delivery, email, facsimile, first class mail via the United States Postal Service, postage prepaid, or by any overnight courier by sending said notice to the applicable Loan Party at the address set forth in the Loan Chart or to Lender at the following address:

SG Credit Partners, Inc.
500 Newport Center Dr.

Suite 580
Newport Beach, CA 92660
Email: techpm@sgcreditpartners.com
Attn: Portfolio Manager

If either party desires to change the address or email and fax numbers to which notices are to be sent, it shall do so in writing and deliver the same to the other party in accordance with the notice provisions set forth above.

10.9Modifications.  This Agreement may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act on the part of the Loan Parties or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge, or termination is sought.

10.10Severability.  If any term or provision of this Agreement or the application thereof to any circumstance, shall be invalid, illegal, or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement or the application of such term or provision to any other circumstance then to the extent permitted by law, each Loan Party and Lender hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

10.11Remedies Cumulative.  Any and all remedies conferred upon Lender shall be deemed cumulative with, and non-exclusive of any other remedy conferred hereby or by law and/or equity.  Lender in the exercise of any one remedy shall not be precluded from the exercise of any other.  Lender may exercise any and all rights and remedies available to it concurrently or independently, in such order, as frequently, and at such time or times as Lender may, in its sole discretion, deem expedient.

10.12Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Loan Party or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions applicable laws relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys’ fees of Lender related thereto, the liability of each Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.13Definitions.  Defined terms used in this Agreement are set forth on Addendum 5.

11.GOVERNING LAW, FORUM SELECTION, CONSENT TO JURISDICTION AND CLASS ACTION WAIVER

11.1THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR

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THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.2THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.2.

11.3TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  EACH LOAN PARTY AND LENDER REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.4EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.5NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.JUDICIAL REFERENCE.  IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 11.3 ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

12.1WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SECTION 12.2 BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

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12.2THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

12.3UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

12.4EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

12.5THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

12.6THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

12.7THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.NO FIDUCIARY RELATIONSHIP

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Each Loan Party hereby acknowledges that Lender does not have any fiduciary relationship to any Loan Party, and the relationship between Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor and no joint venture exists between Lender and any Loan Party.

14.ADVERTISEMENT. With the prior written consent of Borrower, Lender shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender.  Such publication may include all pertinent information relating to such financing, including without limitation, the term, purpose, loan amount and name and logo of Borrowers.  The form and content of the published information shall be in the reasonable discretion of Lender and shall be considered the sole and exclusive property of Lender.

15.BORROWING AGENCY

15.1Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and all other certificates, notice, writings and further assurances now or hereafter required hereunder, and (iv) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all Loan proceeds hereunder in accordance with the request of Borrowing Agent.

15.2The handling of the Loan as a co-borrowing arrangement with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Lender shall not incur liability to Borrowers as a result thereof.  To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.2 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

15.3All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

16.RULES OF CONSTRUCTION

Lender and Loan Parties have participated in the preparation and/or review of this Agreement, and this Agreement shall be deemed the result of the joint efforts of Lender and the Loan Parties.  This Agreement has been accepted and approved as to its final form by Lender and the Loan Parties, and upon the advice of their respective counsel.  Each Loan Party acknowledges that if such Loan Party elected not to consult with an attorney before signing this Agreement, such Loan Party had ample to time to hire an attorney and obtain a review of this Agreement by counsel before signing this Agreement.  Accordingly, any uncertainty or ambiguity existing in this Agreement shall not be interpreted against either Lender or any Loan Party as a result of the manner of the preparation and presentation of this Agreement.  Each Loan Party and Lender agree that any statute or rule of construction providing that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and are hereby waived.

17.CONFIDENTIALITY

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent

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requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to Lender on a nonconfidential basis from a source other than  Borrower.  For purposes of this section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, clients or partners, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care. Other than as permitted above, for the avoidance of doubt, Lender will (x) only share Borrowers’ sensitive information with those that need to know for purposes of financing Lender, subject at all times to a non-disclosure agreement, and (y) use best-efforts to restrict providing customer identifiable information.

18.COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  The signatures to this Agreement may be evidenced by facsimile or scanned email copies reflecting the party’s signature hereto, and any such facsimile copy or scanned email copies shall be sufficient to evidence the signature of such party as if it were an original signature.  Any failure by any Loan Party or Lender to deliver original counterparts shall not affect the validity or the delivery of this Agreement or any documents in writing between Lender and any Loan Party.

19.ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Lender and the Loan Parties with respect to the subject matter hereof, and supersedes all other agreements, oral or written, between Lender and any Loan Party with respect to the subject matter.  Each Loan Party acknowledges and represents that it has read this Agreement carefully and that there have been no oral or written statements made to it by Lender or any other party that contradicts, varies, or would change the meaning of any statements, promises, or agreements set forth in this Agreement.  Each Loan Party acknowledges that a failure to review this Agreement before signing it precludes any claim that it does not represent the true and accurate agreement of Lender and such Loan Party.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any party herein, except upon the basis of a written instrument executed by or on behalf of such party, which written instrument must expressly reference this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:		LENDER:

AUDIOEYE, INC.		SG CREDIT PARTNERS, INC.

By:	/s/ David Moradi	By:	/s/ Marc Cole
	Name: David Moradi		Marc Cole
	Title: Chief Executive Officer		Chief Executive Officer

SPRINGTIME, INC.

By:	/s/ David Moradi
Name: David Moradi
Title: Chief Executive Officer

[Signature page to Loan and Security Agreement]

ADDENDUM 1

PERMITTED LIENS

(a)	Liens arising under this Agreement and the other Loan Documents;
(b)

Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrowers maintain adequate reserves on its books;

(c)

purchase money Liens securing Purchase Money Debt in an aggregate amount outstanding not to exceed $250,000 at any time (i) on equipment acquired or held by Borrowers incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, in each case if the Lien is confined to the equipment and improvements and the proceeds of the equipment;

(d)

Liens of carriers, warehousemen, suppliers, landlords or other persons that are possessory in nature arising in the ordinary course of business so long as the amount secured by such Liens is not delinquent or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;
(f)

Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clause (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)

leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of each Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(h)

non-exclusive license of intellectual property granted to third parties in the ordinary course of business. For the avoidance of doubt, the licensing of reports and feedback generated by software or services that constitute intellectual property shall not violate the prohibition on liens set forth in Section 6.1;

(i)	Precautionary UCC financing statements or similar filings made in respect of operating leases entered into by any Loan Party;
(j)

Liens securing Indebtedness represented by financed insurance premiums in the ordinary course of business consistent with past practice, provided that such Liens do not extend to any property or assets other than the corresponding insurance policies being financed;

(k)	Liens arising from Sections 9.1 and 9.2 of a confidential settlement agreement previously disclosed to Lenders;
(l)	Liens securing any Acquired Indebtedness; and
(m)	Liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default under Section 7.6.

ADDENDUM 2

PERMITTED INDEBTEDNESS

Purchase money indebtedness secured by Liens described in clause (c) of Addendum 1.

Indebtedness incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business.

Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

Indebtedness consisting of the BOIA Earnout and any other earnouts in connection with any Permitted Acquisition, so long as any consideration is paid solely in Equity Interests of AudioEye.

Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

Indebtedness assumed in any Permitted Acquisition in an aggregate amount not to exceed $250,000 (“Acquired Indebtedness”), provided that such Indebtedness is unsecured or subordinated to the Obligations.

ADDENDUM 3

CONDITIONS TO FUNDING

The obligation of Lender to execute and deliver this Agreement and fund the Loan to Borrowers are subject to the satisfaction of the following conditions precedent:

1.Lender shall have received, in form and content acceptable to Lender, fully executed copies of the documents and other deliverables set forth on Exhibit A to this Addendum 3 (other than those listed under the heading “Post Closing Deliverables and Covenants”),

2.Lender shall have completed its business and legal due diligence pertaining to Borrowers, its business and assets, with results thereof satisfactory to Lender in its sole discretion;

3.Lender shall have received, in form and content acceptable to Lender, evidence that Borrowers have Monthly Recurring Revenue for the most recent month ended immediately prior to the Closing Date of more than $2,450,000;

4.Lender shall have received, in form and content acceptable to Lender, evidence that Borrowers have Liquidity, as of the Closing Date but after giving effect to the funding of the Loan, of at least $9,100,000; and

5.Lender shall have received results, acceptable to Lender, of a third-party field exam of Borrowers, including, without limitation, Borrower’s Monthly Recurring Revenue, cash flow and customer retention

ADDENDUM 4

ADDITIONAL COVENANTS

1. Minimum Liquidity.  At all times and reported as of the last day of each calendar month (unless Liquidity is below $2,000,000 on any day during such month, in which case such breach shall be reported within one (1) Business Day of such breach), the actual Liquidity for any day in any given calendar month shall not be less than $2,000,000.

2. Minimum Monthly Recurring Revenue.  Measured on a trailing three (3) month average basis as of the last day of each calendar month, beginning with the month ending November 30, 2023, Borrowers shall not permit its aggregate Monthly Recurring Revenue for the most recent month then ended to fall below the amount set forth below:

Each month, during the period commencing with the month ending November 30, 2023 and ending with the month ending November 30, 2024	$2,300,000
Each month thereafter

An amount equal to the greater of (i) $2,300,000 and (ii) 105% of Borrowers’ actual Monthly Recurring Revenue for the applicable month’s prior year (e.g., the Monthly Recurring Revenue measured on a trailing three (3) month average basis as of the last day of December 2024 to be greater than or equal to 105% of the Monthly Recurring Revenue measured on a trailing (3) month average basis as of the last day of December 2023 Monthly Recurring Revenue)

ADDENDUM 5

DEFINITIONS

“Adjusted EBITDA” for any period means the sum of (a) Borrowers’ EBITDA for such period less (b) capitalized software developments costs for such period (c) plus net non-cash stock compensation for such period (after deducting amounts due to settle tax withholding obligations in connection with stock compensation).

“Affiliate” means (i) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with any Borrower or (ii) any officer, employee, member, manager, shareholder, or director of any Borrower; an entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such entity whether by contract or otherwise.

“Applicable Percentage” has the meaning given in Section 2.2(b).

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

“Base Rate” means, for any day, the greatest of (a) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select) (the “Published Prime Rate”) (and, if any such published rate is below zero, then the rate determined pursuant to this clause (a) shall be deemed to be zero) and (b) 7.00%  per annum.  Any change in the Base Rate due to a change in such Published Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Published Prime Rate or the Federal Funds Rate.

“Borrowing Agent” means AudioEye, Inc.

“BOIA Earnout” that certain earnout obligation under the Stock Purchase Agreement by and between Borrowers, as Buyer, Mark Shapiro, Kim Testa, Garry Harstad, Ken Berquist and Betaspring Fund 100, LLC, a Delaware limited liability company (collectively “Sellers”), and Mark Shapiro, as Sellers’ Representative, as amended prior to the date hereof.

“Borrowers” means individually and collectively as the context may require, the Person(s) listed in the Loan Chart as “Borrower” or “Borrowers” as of the date hereof and all Person who may later be joined as borrowers to this Agreement.

“Business Day” means any calendar day other than Saturdays, Sundays and official federal holidays.

“Change of Control” has the meaning given in Section 7.15.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Lender.

“Contracts” means services contracts, subscription license contracts, maintenance contracts, and support contracts (and related orders and statements of work) for the provision of services by Borrowers to Borrowers’ customers and/or resellers.

“Corporate Loan Parties” means, collectively, all Loan Parties (except those that are individuals), if any, and “Loan Party” means, individually, any of them.

“Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s:  (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) capital lease obligations; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (other than trade payables which are not more than 90 days past due incurred in the ordinary course of business); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) contingent obligations under letters of credit; (vii) contingent obligations under acceptance facilities; (viii) guarantees of Debt; (ix) obligations with respect to indebtedness in accordance with GAAP secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; (x) the net obligations under swap transactions; and (xi) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person (excluding any obligations to satisfy tax withholding obligations in connection with the settlement of restricted stock units or the issuance of unrestricted stock related to the surrender of shares of AudioEye by its employees) or any other Person, or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“EBITDA” shall mean on a consolidated basis for any period with respect to Borrowers, the sum of (a) net income (or loss) for such period (excluding non-cash extraordinary gains or non-cash extraordinary losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“Enterprise Channel” means (a) Borrowers’ Enterprise channel, which generally speaking, consists of Borrowers’ larger customers and organizations, including those with non-platform custom websites, who generally engage directly with Borrowers’ sales personnel for custom pricing and solutions (which channel also includes federal, state and local government agencies), (b) the Bureau of Internet Accessibility Inc. ("BOIA”), which was acquired by Borrowers in March 2022, and (c) any other channel of Borrower other than the Partner and Marketplace Channel.

“Equity Interests” means, with respect to a Person, all of the shares of stock, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time (the “Exchange Act”)).

“Excluded Account” shall mean (i) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) to the extent solely and exclusively used for payment of payroll, employee benefits and withholding taxes and (ii) any deposit account, securities account, commodities account or other account of any Loan Party, the balance of which does not exceed $100,000 in the aggregate at any time.

“Excluded Assets” means (i) Equipment or other property owned by any Loan Party on the date hereof or hereafter acquired that is subject to a Lien securing capitalized leases and purchase money Indebtedness permitted to be incurred pursuant to clause (c) of Addendum 1 to the extent and for so long as the documentation providing for such capitalized leases and purchase money Indebtedness prohibits the creation of a Lien on such assets (other than to the extent that any such term or prohibition would be rendered ineffective after giving effect to Section 9-406, 9 407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code), (ii) any United States intent-to-use trademark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable Federal law, and (iii) assets and property to the extent such assets and property are subject to a term or a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than such Loan Party) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9 406, 9 407, 9 408 or 9 409 of the UCC); provided, that with respect to any such limitation described in the foregoing clause (iii) (1) upon the request of Lender, such Loan Party shall use commercially reasonable efforts to obtain any requisite consent for the creation of such Lien in favor of Lender on such property, (2) immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and such Loan Party shall be deemed to have granted a Lien on such property under the applicable Loan Documents as if such restriction had never been in effect; and (3) notwithstanding any such restriction, the Collateral shall, to the extent such restriction does not by its terms apply thereto and such rights and proceeds do not otherwise constitute Excluded Assets, include all rights incident or appurtenant to any such property, and the right to receive all proceeds derived from, or in connection with the sale, assignment or transfer of, such property.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, between Borrowers and Lender.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement.  If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrowers and their Subsidiaries shall be the same after such changes as if such changes had not been made.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means, collectively, any of the Persons signatory to this Agreement as a Guarantor from time to time, and “Guarantor” means, individually, any of them.

“Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of Debtor Relief Laws, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

“Lender Debt Payments” shall mean for any period, in each case, all: (a) interest payments on any Loans hereunder plus (b) scheduled principal payments on the Loan(s), if applicable.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Liquidity” means as of any date of determination (a) the aggregate amount of any cash, cash equivalents and other securities or investments held in deposit account, securities account or other account of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) in which Lender has executed control agreements as of such date (commencing 60 days after the Closing Date) and any other investments approved by Lender in its reasonable discretion, minus (b) Restricted Liquidity.

“Liquidity Event” means, any one of the following: (i) the consummation of a sale or other disposition of all or a majority of the assets of Borrowers, (ii) the consummation of a merger, consolidation or similar transaction following which the Borrowers are not the surviving entity; (iii) the consummation of a merger, consolidation, recapitalization or similar transaction following which the Borrowers are the surviving corporation but the capital stock outstanding immediately preceding the merger, consolidation, recapitalization or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise; (iv) a Change of Control or (v) a winding up or dissolution of any Borrower or any Borrower’s business.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, and all other documents evidencing, securing or relating to the Obligations or executed in connection herewith, and all amendments and modifications of any of the foregoing.

“Loan Guaranty” means the guaranty set forth in Section 9.

“Loan Parties” means, collectively, Borrowers and the Guarantors, if any, and “Loan Party” means, individually, any of them.

“Make-Whole Amount” shall mean with respect to the principal amount of each Loan that is prepaid pursuant to Section 2.2(b) (each such payment being referred to herein to as a “Subject Principal Payment”), an amount equal to the aggregate amount of Cash Interest payable under Section 2.3(a) of this Agreement (assuming that that the interest rate in effect as of the date of such Subject Principal Payment is the same rate that would apply throughout the Make-Whole Date) and that would have otherwise accrued thereon, during the period commencing on the date of such Subject Principal Payment through and including the Make-Whole Date. For the avoidance of doubt, after the Make-Whole Date, the Make-Whole Amount will be zero.

“Make-Whole Date” means, the one (1) year anniversary of the Closing Date.

“Material Adverse Effect” means any event, act, omission, condition or circumstance which, which individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (i) the business, operations, properties, assets or financial condition of Borrowers, (ii) the ability of any Loan Party to perform any of its obligations under any of the Loan Documents, (iii) the validity or enforceability of, or Lender’s rights and remedies under, any of the Loan Documents, (iv) the value of the Collateral, or (v) the priority of Lender’s Liens with respect to the Collateral.

“Monthly Recurring Revenue” means, with respect to any measurement period, the sum of (a) for the Borrower’s Enterprise Channel, the total of the annual recurring fee under each active contract (as of the last day of the applicable month), such amount divided by twelve, plus (b) for the Borrower’s Partner and Marketplace Channel, the monthly fee for all active customers (as of the last day of the applicable month), in each case assuming no changes to the subscription.

“Obligations” means (i) any and all obligations of Loan Parties (or any of them) to Lender, including without limitation all principal, interest, and other amounts, costs and fees (including the Exit Fee) and expenses payable under this Agreement and the Loan Documents; and (ii) all other indebtedness, liabilities, and obligations of Loan Parties (or any of them) owing to Lender, and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.3 and including any interest that, but for the provisions of Debtor Relief Laws, would have accrued during the pendency of an Insolvency Proceeding).  The Obligations shall include, without limiting the generality of the foregoing, all principal and interest and other payment obligations owing under the Loan, any fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of Debtor Relief Laws, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement, the Loan Documents.

“Partner and Marketplace Channel” means Borrower’s Partner and Marketplace channel, which consists of Borrowers’ CMS partners, platform & agency partners, authorized resellers and our marketplace. This channel serves small and medium sized businesses who are on a partner or reseller's web-hosting platform or who purchase Borrowers’ solution from Borrowers’ marketplace.

“Permitted Acquisition” means any acquisition by a Borrower that satisfies each of the following requirements:

(a)such Person or division or line of business is engaged in the same or a similar line of business as AudioEye or any of its Subsidiaries or any business activities reasonably related or ancillary thereto;

(b)no Default exists at the time of such acquisition or would result therefrom;

(c)after giving pro forma effect to such acquisition, Borrowers have Liquidity of at least $3,000,000;

(d)Target’s annualized operating cash flow after capitalized software costs shall be no worse than ($250,000) after giving effect to cost structure changes arising from the proposed acquisition;

(e)Borrowers’ Adjusted EBITDA on an average basis for the most recent three months then ended that is greater than Borrower’s Lender Debt Payments on an average basis for the most recent three months then ended; and

(f)the Loan Parties shall comply with the requirements of Section 6.17 of this Agreement if any new Subsidiary is acquired in such acquisition.

“Permitted Liens” are listed on Addendum 1.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

“Restricted Liquidity” means (a) prior to Borrowers’ payment in full of the BOIA Earnout, an amount equal to the greater of (i) $2,100,000 and (ii) the expected BOIA Earnout and (b) at all times thereafter, $0.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Target” means, in connection with a Permitted Acquisition, the Person whose Equity Interests are being acquired or the Person from whom certain assets are being acquired.

“UCC” means the New York Uniform Commercial Code, as amended or supplemented from time to time.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  “Or” shall be construed to mean “and/or”.  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  Time is of the essence for each performance obligation of the Loan Parties under this Agreement and each Loan Document.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  References to any agreement, instrument or document (a) shall include all schedules, exhibits, annexes and other attachments thereto and (b) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All numbers indicated in parenthesis indicate negative numbers.  Unless otherwise specified herein Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement.

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

SG Credit Partners, Inc.
500 Newport Center Dr.
Suite 580
Newport Beach, CA 92660
Email: techpm@sgcreditpartners.com
Attn: Portfolio Manager

The undersigned, an authorized officer of AudioEye, Inc. a Delaware corporation (“Borrower”), gives this certificate to SG Credit Partners, Inc., a Delaware corporation (“Lender”) in accordance with the requirements of that certain Loan and Security Agreement dated as of November 30, 2023, among Loan Parties and Lender (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”).  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Based upon my review of the consolidated and consolidating balance sheets and statements of income of Borrower and its consolidated Subsidiaries, if any, for the fiscal period ending ___________________ (the “Reporting Period”), copies of which are attached hereto as Schedule “B”, I hereby certify that:

(a)	to my knowledge, there exists no Event of Default or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.
(b)	See chart below:

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements, and Compliance Certificate	Monthly within 35 days	Yes	No

Annual financial statements	Annually with 120 days	Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than February 1 after the beginning of each fiscal year	Yes	No

Revenue-related reports (including Monthly Recurring Revenue), A/R aging, A/P aging and deferred revenue report	Monthly within 35 days	Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Liquidity	≥$2,000,000	$_________	Yes	No
Minimum Monthly Recurring Revenue	≥$_________	$_________	Yes	No

Attached as Schedule “A” are the details underlying such financial covenant calculations.

[signatures on following page]

Very truly yours,

By:
Name:
Title:

Schedule A to Compliance Certificate

Financial Covenant Calculations

[see attached]

Schedule B to Compliance Certificate

Financial Statements

[see attached]